                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        CHECKERS DRIVE-IN RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                       14255 49TH STREET NORTH, BUILDING 1
                            CLEARWATER, FLORIDA 33762

                                                              August 25, 2000

Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc. The Meeting will be held on September 15, 2000 at 9:30 a.m., Eastern Standard Time, at Wyndham Harbour Island Hotel, located at 725 South Harbour Island Blvd., Tampa, Florida.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting. We will also report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         The Company's management team looks forward to greeting you personally at the Meeting.

                                                Sincerely,

                                                /s/ ANDREW D. SIMONS
                                                ANDREW D. SIMONS
                                                Secretary

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 15, 2000

        Notice is hereby given that the Annual Meeting of Stockholders of Checkers Drive-In Restaurants, Inc., a Delaware corporation, will be held at Wyndham Harbour Island Hotel, located at 725 South Harbour Island Blvd., Tampa, Florida, on Friday, September 15, 2000 at 9:30 a.m., Eastern Standard Time, for the following purposes:

         1. To elect three Directors to serve until the Annual Meeting in 2003 and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

         2. To ratify and approve an amendment to the Company's 1991 Stock Option Plan to increase the number of shares available under the Plan to 1,500,000 shares;

         3. To ratify and approve an amendment to the Company's 1994 Plan for Non-Employee Directors;

         4. To ratify and approve the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal 2000; and

         5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

       Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1999 Annual Report of the Company and a copy of our Form 10-Q for the second quarter of 2000 are also enclosed. Stockholders are encouraged to review the 10-Q in conjunction with their review of the Annual Report. Stockholders of record at the close of business on August 24, 2000 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder, for any purpose germane to the Meeting, during ordinary business hours, at Checkers Drive-In Restaurants, Inc., 14255 49th Street North, Building 1, Clearwater, FL 33762, for a period of ten days prior to the Meeting date.

       All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

                                        By Order of the Board of Directors,

                                        /s/ ANDREW D. SIMONS
                                        ANDREW D. SIMONS
                                        Secretary

August 25, 2000

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                       14255 49TH STREET NORTH, BUILDING 1
                            CLEARWATER, FLORIDA 34615

                                 PROXY STATEMENT


         This Proxy Statement is furnished by the Board of Directors and management of Checkers Drive-In Restaurants, Inc. (the "Company" or "Checkers") in connection with the solicitation of proxies to be voted at the Company's 2000 Annual Meeting of Stockholders, which will be held on Friday, September 15, 2000 at 9:30 a.m. Eastern Standard Time, at Wyndham Harbour Island Hotel, 725 South Harbour Island Blvd., Tampa, Florida (the "Meeting").

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         The close of business on August 24, 2000 has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting (the "Stockholders"). As of August 18, 2000, 9,463,261 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were issued and outstanding. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on August 24, 2000 on all matters that come before the Meeting.

         The affirmative vote of a majority of the votes cast at the Meeting will be required for the election of Directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more Directors will not be treated as voted with respect to the Directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item to be acted upon at the Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against such other matters.

         In accordance with the rules of the NASDAQ National Market, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon (e.g., any proposal which would substantially affect the rights or privileges of the Common Stock) and thus, in the absence of specific instructions from the beneficial owner of shares, will not be empowered to vote the shares on such matters. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company, without additional compensation. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy has been first mailed to Stockholders is August 25, 2000.

                             ELECTION OF DIRECTORS

         There are currently eleven seats on the Board of Directors of the Company, with no vacancies. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The term of office of three of the Company's Directors, David Gotterer, Ronald B. Maggard and Burt Sugarman, will expire at the Meeting. The Board of Directors unanimously recommends that you vote "FOR" the election of Messrs. Gotterer, Maggard and Sugarman as Directors, to hold office until the Company's annual meeting in 2003 and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. See "Management - Directors and Executive Officers" and "Security Ownership of Management and Others" for further information on such nominees. Stockholders may vote for up to three nominees. Stockholders may not vote cumulatively in the election of Directors.

                                   MANAGEMENT

         The following table sets forth the names and ages of the Directors of the Company and the positions they hold. Executive officers serve at the pleasure of the Board of Directors.

NAME                                           AGE       POSITION
----                                           ---       --------
William P. Foley, II                            55       Chairman of the Board of Directors (term
                                                         expiring in 2002)

Peter C. O'Hara                                 44       Vice Chairman of the Board of Directors
                                                         and Director (term expiring in 2001)

Daniel J. Dorsch                                46       President, Chief Executive Officer and
                                                         Director (term expiring in 2001)

Terry N. Christensen                            59       Director (term expiring in 2001)

Willie D. Davis                                 65       Director (term expiring in 2001)

David Gotterer                                  71       Director (term expiring in 2000); Nominee
                                                         for Director with term expiring in 2003

Ronald B. Maggard                               50       Director (term expiring in 2000); Nominee
                                                         for Director with term expiring in 2003

Clarence V. McKee                               59       Director (term expiring in 2002)

Andrew F. Puzder                                49       Director (term expiring in 2002)

Burt Sugarman                                   61       Director (term expiring in 2000); Nominee
                                                         for Director with term expiring in 2003

C. Thomas Thompson                              50       Director (term expiring in 2002)

DIRECTORS

         WILLIAM P. FOLEY, II has served as a director of the Company since November 1996 and as Chairman of the Board since June 1997. Mr. Foley has been Chairman of the Board of Santa Barbara Restaurant Group, Inc. since July 1997. He has been the Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. which, through its subsidiaries, is a title insurance underwriting company, since its formation in 1984. He has been Chairman of the Board and Chief Executive Officer of Fidelity National Title Insurance Company since April 1981. Mr. Foley is also currently serving as Chairman of the Board of Directors of CKE Restaurants, Inc., owner, operator and franchiser of quick-service restaurants, primarily under the Carl's Jr. and Hardee's brand names, and is a director of Micro General Corporation, Miravant Medical Technologies and Fresh Foods, Inc.

         PETER C. O'HARA has served as a director of the Company since June 1998 and Vice Chairman since September 1999. He has served as president of Capital Management of L.I., N.Y., Inc., a Checkers franchise area developer for Long Island, New York since March 1994.

         DANIEL J. DORSCH has served as the Chief Executive Officer, President and a director of the Company since December 1999. Mr. Dorsch is also a multi-unit franchise owner for Papa John's Pizza, earning franchisee of the year in 1998. Mr. Dorsch also owned and operated franchises with Honda, Kawasaki, Yamaha, Suzuki, & Seadoo from 1994 through 1999. Mr. Dorsch was President and Chief Operating Officer and shareholder for a chain of 91 Taco Bell & KFC restaurants operating in seven states from 1984-1993.

         TERRY N. CHRISTENSEN has served as a director of the Company since November 1996. Mr. Christensen has been a partner in the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Well & Shapiro, LLP since May 1988. Mr. Christensen is a director of GIANT GROUP, LTD. and MGM MIRAGE.

         WILLIE D. DAVIS has served as a director of the Company since August 1999. Mr. Davis has been the President and a director of All-Pro Broadcasting, Inc., a holding company operating several radio stations, for more than the past five years. Mr. Davis currently also serves on the board of directors of Sara Lee Corporation, K-Mart Corporation, Dow Chemical Company, Metro-Goldwyn-Mayer Inc., MGM MIRAGE, Alliance Bank, Johnson Controls, WICOR, Inc., Bassett Furniture Industries, Incorporated and Strong Fund.

         DAVID GOTTERER has served as a director of the Company since August 1999. Mr. Gotterer has been a partner in the accounting firm of Mason & Company, LLP, New York, New York, for more than the past five years. Mr. Gotterer is a director and Vice Chairman of GIANT GROUP, LTD.

         RONALD B. MAGGARD has served as a director of the Company since August 1999. For more than the past five years, Mr. Maggard has been President of Maggard Enterprises, Newport Beach, which owns 20 franchised Long John Silver Restaurants and President of Midstate Distributing, Lexington, Kentucky, which is a Miller Distributing Company.

         CLARENCE V. MCKEE has served as a director of the Company since June 1996. Mr. McKee has been the President and Chief Executive Officer of McKee Communications, Inc., a Tampa, Florida based company engaged in the acquisition and management of communications companies, since October 1992. He is a former chairman of the Florida Association of Broadcasters.

         ANDREW F. PUZDER has served as a director of the Company since August 1999. Mr. Puzder has been Chief Executive Officer and President of Hardee's Food Systems, Inc. since June 2000. He served as Chief Executive Officer and President of Santa Barbara Restaurant Group, Inc. from July 1997 to June 2000. He also served as Executive Vice President and General Counsel of CKE Restaurants, Inc. from February 1997 to June 2000. Mr. Puzder also served as Executive Vice President and other capacities for Fidelity National Financial, Inc. from January 1995 to April 1997. Mr. Puzder is also a director of Fresh Foods, Inc., Santa Barbara Restaurant Group, Inc. and Aspeon, Inc.

         BURT SUGARMAN has served as a director of the Company since June 1997. Mr. Sugarman has been the Chairman of the Board, President and Chief Executive Officer of GIANT GROUP, LTD. for for the past five years. Mr. Sugarman is a director of GIANT and Santa Barbara Restaurant Group, Inc. Mr. Sugarman served as Chairman of the Board of Rally's Hamburgers, Inc. from November 1994 to October 1997.

         C. THOMAS THOMPSON has served as a director of the Company since November 1996 and served as Vice Chairman of the Board of Directors from December 1996 to September 1999. He also served as Chief Executive Officer of the Company from December 1996 to November 1997. Mr. Thompson served as President and Chief Operating Officer of Carl Karcher Enterprises, Inc., a wholly owned subsidiary of CKE Restaurants, Inc., from October 1994 to March 2000 at which time he was elected Chief Executive Officer of CKE. Mr. Thompson is a director of Santa Barbara Restaurant Group, Inc.

EXECUTIVE OFFICERS

         THEODORE ABAJIAN, 36, was appointed Senior Vice President and Chief Financial Officer of the Company in December 1999. He also serves as Executive Vice President and Chief Financial Officer of Santa Barbara Restaurant Group, Inc. Prior to joining Santa Barbara Restaurant Group, Inc. in May 1998, Mr. Abajian served as Chief Financial Officer of Star Buffet, Inc. since its formation in July 1997. Mr. AbaJian also served as a director of Stacey's Buffet, Inc. from October 31, 1997 to February 4, 1998. Mr. Abajian served as the Vice President and Controller of Summit Family Restaurants, Inc. from May 1994 to May 1998.

         DAVID MILLER, 47, has served as Senior Vice President and Chief Operating Officer since October 1999. Mr. Miller has been with Checkers for ten years serving in various capacities including Vice President Marketing, Senior Director of Operations and Senior Director of Franchise Operations.

         ANDREW SIMONS, 39, was appointed Senior Vice President, General Counsel and Secretary of the Company in July 1999. In addition, Mr. Simons holds the position of Senior Vice President, General Counsel and Secretary of Santa Barbara Restaurant Group, Inc. From April 1996 to June 1999, Mr. Simons served as Vice President, General Counsel and Secretary of Circon Corporation. From July 1992 through April 1996, Mr. Simons worked for Tokos Medical Corporation in various capacities including Vice President, General Counsel and Secretary.

         STEVEN COHEN, 48, was appointed as Senior Vice-President of Human Resources for the Company in December, 1997. He is responsible for all human resource, training, benefits and workers compensation functions. From 1995 to 1997, he served as a Regional Human Resources director for EZCorp. Inc., a specialty retail chain with 300 locations throughout the United States.

         ANNETTE DELLA FLORA, 38, was appointed Senior Vice President of Marketing of the Company in September 1999. Ms. Della Flora is also the Vice President of Marketing of Santa Barbara Restaurant Group, Inc. From December 1998 to September 1999, she was Vice President of Marketing for Del Taco, Inc. in Laguna Hills, California. Ms. Della Flora worked for

         HomeBase/Home Improvement Warehouse in Anaheim, California from June 1994 to November 1998 in various marketing and advertising positions.

         WENDY BECK, 35, is Vice President of Finance and Treasurer. Ms. Beck came to Checkers in 1993 and has 13 years of experience in finance, tax and treasury.


         No family relationships exist between any of the directors and the executive officers of the Company. There are no arrangements or understandings between any director and any other person concerning service or nomination as a director.

         The Board of Directors held three meetings during 1999 and acted one time by unanimous written consent without a meeting. In 1999, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of each committee of which he was a member. From time to time during 1999, the Chairman and other Board members communicated with one another regarding Company business in between formal meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has Executive, Audit, Compensation and Stock Option Committees; it does not have a Nominating Committee. The entire Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company. See "Stockholder Proposals for Presentation at the 2000 Annual Meeting."

         The Audit Committee consists of Ronald D. Maggard, Clarence V. McKee and Andrew F. Puzder. David Gotterer was elected to the Committee in January 2000. The Committee held one meeting In 1999. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

         The Executive Committee consists of William P. Foley, II, Burt Sugarman and C. Thomas Thompson and held one meeting in 1999. James J. Gillespie also served on the Committee until his resignation in September 1999. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company's business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

         The Compensation Committee consists of William P. Foley, II, Willie D. Davis and Peter C. O'Hara and held one meeting in 1999. Its principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers, and it performs other duties prescribed by the Board with respect to employee stock plans and benefit programs.

         The Stock Option Committee consists of C. Thomas Thompson and Burt Sugarman and acted by written consent twice in 1999. Its principal function is to administer the stock plans on behalf of the Board and make recommendations to the Board of Directors with respect to the option plans when appropriate.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company receive $2,500 for each Board meeting, and $1,000 for each committee meeting they attend plus out of pockets expenses. Non-employee Directors also participate in the 1994 Stock Option Plan for Non-Employee Directors, which provides for the automatic grant to each non-employee Director, upon election to the Board of Directors, of a non-qualified, ten-year option to acquire 8,333 shares of the Company's Common Stock, with the subsequent automatic grant on the first day of each fiscal year thereafter of a non-qualified, ten-year option to acquire an additional 1,667 shares of Common Stock. All such options have an exercise price equal to the closing sale price of the Common Stock on the date of grant. One-fifth of each initial option granted pursuant to such Plan prior to August 6, 1997 become exercisable on a cumulative basis on each of the first five anniversaries of the date of the grant of such option. One-third of each annual option granted pursuant to such Plan prior to August 6, 1997 becomes exercisable on a cumulative basis on each of the first three anniversaries of the date of the grant of such option. Pursuant to a proposal approved by stockholders at the Annual Meeting in 1999, the Chairman of the Board received an option to purchase 40,000 shares, the Vice-Chairman received an option to purchase 20,000 shares and all other non-employee directors received options to purchase 10,000 shares of the Company's common stock. All options granted pursuant to this Plan on or after August 6, 1997 are exercisable immediately upon grant. Options are exercisable whether or not the Non-Employee Director, at the time of exercise, is a member of the Board of Directors, unless the Director is removed for cause. Directors who are employees of the Company receive no extra compensation for their services as Directors. In addition, from September 1999 to June, 2000 Peter O'Hara received $10,000 per month for performing services as a consultant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all such Section 16(a) filing requirements were complied with by such persons in 1999.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth certain information as of August 18, 2000, relating to the beneficial ownership of the Company's common stock by
(i) all persons known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director, director nominee and Named Executive Officer, as defined under "Compensation of Executive Officers" and (iii) all officers and directors of the Company as a group. The Company had 9,463,261 shares outstanding as of August 18, 2000,

                  NAME AND                                 NUMBER OF SHARES                  PERCENTAGE
                  ADDRESS OF                                 BENEFICIALLY                     OF SHARES
              BENEFICIAL OWNER (1)(2)(3)                       OWNED (1)                     OUTSTANDING(4)
              --------------------------------             ----------------                  --------------
              CKE Restaurants, Inc.(5)                         1,960,202                        19.0%
              401 W. Carl Karcher Way
              Anaheim, CA 92801

              GIANT GROUP, LTD (6)                              743,229                         7.7%
              9440 Santa Monica Blvd, #407
              Beverly Hills, CA 90210

              William P. Foley, Il (7)                          338,373                         3.5%

              Burt Sugarman (8)                                 281,100                         2.9%

              Peter C. O'Hara (9)                               230,417                         2.4%

              C. Thomas Thompson (10)                           154,235                         1.6%

              David Gotterer (11)                               124,489                         1.3%

              Willie Davis (12)                                 118,922                         1.2%

              Daniel J. Dorsch (13)                             125,000                         1.3%

              Andrew F. Puzder (14)                             111,499                         1.2%

              Terry N. Christensen (15)                         103,496                         1.1%

              Ronald B. Maggard (16)                            105,655                         1.1%

              Clarence V. McKee (17)                             80,084                          *

              Wendy Beck (18)                                    12,119                          *

              Steven Cohen (19)                                  14,424                          *

              David Miller (20)                                  13,655                          *

              All officers and directors as a
              group (17 persons)(21)                          1,871,774                        16.6%

* Represents less than 1% of the outstanding Common Stock of the company.

(1) Unless otherwise noted, the Company believes that all shares are beneficially owned and that all persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock owned by them.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from August 18, 2000, upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from August 18, 2000 have been exercised.

(3) Unless otherwise indicated, the address of each stockholder listed is 14255 49th Street North, Building 1, Clearwater, Florida 33762.

(4) Percentage calculation assumes owners' derivative securities exercisable within 60 days have been exercised.

(5) Includes 865,513 shares issuable upon the exercise of presently exercisable warrants.

(6) Includes 237,416 shares issuable upon the exercise of presently exercisable warrants held by KCC Delaware, a wholly owned subsidiary of GIANT GROUP, LTD.

(7) Includes 304,982 shares subject to options and warrants. Excludes the 1,960,202 shares and warrants to purchase shares held by CKE Restaurants, Inc. and 282,072 shares held by Santa Barbara Restaurant Group, Inc. as to which Mr. Foley disclaims beneficial interest. Mr. Foley is Chairman of the Board of both CKE Restaurants, Inc. and Santa Barbara Restaurant Group, Inc. Also excludes 357,557 warrants held by Fidelity National Financial, Inc., as to which Mr. Foley disclaims beneficial ownership. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc.

(8) Includes 272,753 shares subject to options and warrants. Excludes 743,229 shares and warrants to purchase shares held by GIANT GROUP, LTD., as to which Mr. Sugarman disclaims beneficial ownership. Mr. Sugarman is Chairman of the Board and Chief Executive Officer of GIANT GROUP, LTD.

(9) Includes 228,334 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(10) Includes 150,898 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(11) Includes 115,044 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(12) Includes 118,922 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(13) Includes 125,000 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(14) Includes 108,029 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(15) Includes 98,989 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(16) Includes 105,655 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(17) Includes 80,001 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(18) Includes 10,452 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(19) Includes 14,424 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(20) Includes 13,655 shares issuable upon the exercise of stock options which are exercisable within 60 days.

(21) Includes an aggregate of 1,805,444 shares issuable upon the exercise of stock options and warrants which are exercisable within 60 days held by officers and directors of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

            The following table is a summary of the compensation earned for the last three fiscal years for services in all capacities to each of the persons who qualified as a "named executive officer" under item 402(b) of Regulation S-K. All amounts shown before the Merger between the Company and Rally's Hamburgers, Inc. in August 1999 include compensation paid by both Checkers and Rally's pursuant to the management service agreement between the companies.

                                                                                Compensation
                                     Annual Compensation                           Awards
                                   -----------------------                       -----------
                                                                                 Securities
                                                                 Other Annual    Underlying   All Other
                                            Salary Bonus         Compensation    Options    Compensation
Name and                           Year     ($)     (5)             ($)         (#)(3)
Principal Position
----------------------------------------------------------------------------------------------------------
Daniel J. Dorsch (1)                1999     9,315      -           -           100,000        -
       Chief Executive Officer
James J. Gillespie (2)              1999   228,173    20,000      44,002(4)                  43,593(2)
       Chief Executive Officer      1998   292,500    20,000      45,304(5)     132,917
                                    1997    45,067    50,000        -            49,750        -
James T. Holder (6)                 1999   179,308      -           -              -         98,558
       Senior Vice President        1998   180,000   144,000        -            43,275        -
       General Counsel and          1997   179,231      -           -             8,333        -
       Secretary
Harvey Fattig (7)                   1999   134,615      -           -              -         99,001
       Executive Vice President     1998   147,404      -           -            46,500        -
       and Chief operating Officer
David Miller                        1999   136,442      -           -                           500(8)
       Chief Operating Officer      1998   127,695      -           -            16,316         498
                                    1997   117,679      -           -              -            439
Steven Cohen                        1999   134,423      -           -              -            481(8)
       Vice President, Human        1998   122,812      -         43,200(9)      21,637         462
       Resources
Wendy Beck                          1999   113,587      -           -              -            144(8)
       Vice President, Treasury     1998    97,345      -           -            13,113         l08
                                    1997    90,563      -           -              -             94

(1) Mr. Dorsch was appointed Chief Executive Officer of the Company on December 14, 1999.

(2) Mr. Gillespie resigned in November, 1999. All other compensation represents severance ($41,658) and term life insurance ($1,935).

(3) All options listed have been adjusted to reflect the one-for-twelve reverse stock split which occurred in August 1999.

(4) Includes relocation expense ($23,002), travel expense ($12,650) and health care expense ($8,350).

(5) Includes relocation expense ($9,809) and travel expense ($34,194).

(6) Mr. Holder resigned in November, 1999. All other compensation represents severance ($98,159) and term life insurance ($398).

(7) Mr. Fattig resigned in September, 1999. All other compensation represents severance ($97,596) and term life insurance ($1,405).

(8) All other compensation includes amounts paid by the Company on behalf of the executives for term life insurance.

(9) Includes relocation expenses paid.

EMPLOYMENT AGREEMENTS

         Effective December 14, 1999, the Company entered into an employment agreement with Daniel J. Dorsch, pursuant to which Mr. Dorsch serves as the Chief Executive Officer and a Director of the Company. The term of employment is for two years, subject to renewal by the Company for one-year periods thereafter, at an annual base salary of $200,000. Mr. Dorsch is also entitled to participate in the incentive bonus plans of the Company and participate in the Company's benefit plans. Upon execution of the employment agreement, Mr. Dorsch was granted a fully vested option to purchase 100,000 shares of Checkers common stock. Under the agreement, Mr. Dorsch may be terminated at any time for cause. If Mr. Dorsch is terminated without cause, he will be entitled to receive his base annual salary, and any earned unpaid bonus, through the unexpired terms of the agreement, payable in a lump sum or as directed by Mr. Dorsch. Cause is defined as (i) a material default or breach under the agreement, (ii) the willful and habitual failure to perform duties under the agreement or corporate policies, or (iii) misconduct, dishonesty, insubordination or other act that has a direct substantial and adverse effect on the reputation of the Company or its relationships with its customers or employees.

         Effective November 10, 1997, the Company and Jay Gillespie entered into an employment agreement, pursuant to which Mr. Gillespie served as the President and Chief Executive Officer and a Director of the Company and Rally's Hamburgers, Inc. prior to its merger with the Company. The term of employment was for two years, subject to automatic renewal by the Company for one-year periods thereafter, at an annual base salary of $282,500. Mr. Gillespie was also entitled to participate in the incentive bonus plans of the Company. Upon execution of the employment agreement Mr. Gillespie was granted an option to purchase 300,000 shares of Common Stock and received a signing bonus of $50,000. Mr. Gillespie was also entitled to participate in the Company's employee benefit plans and programs and was entitled to reimbursement of his reasonable moving expenses and a relocation fee of $5,000. Under the agreement, Mr. Gillespie could be terminated at any time for cause. If Mr. Gillespie was terminated without case, he was entitled to receive his base annual salary, and any earned unpaid bonus, through the unexpired term of the agreement, payable in a lump sum or as directed by Mr. Gillespie. Cause is defined as (i) a material default or breach under the agreement, (ii) the willful and habitual failure to perform duties under the agreement or corporate policies, or (iii) misconduct, dishonesty, insubordination or other act that has a direct, substantial and adverse effect on the reputation of the Company or its relationship with its customers or employees. On October 7, 1999, Mr. Gillespie resigned pursuant to an agreement he reached with the Company in which the Company agreed to pay Mr. Gillespie his base salary through November 10, 1999.

         In November 1997 and February 1998, the Company entered into letter agreements with Steve Cohen and Harvey Fattig, respectively, which provide that the executives are entitled to a severance payment equal to six months of their base salary in the event that they are terminated without cause during the first three years of their employment. In September 1999, in conjunction with Mr. Fattig's resignation, the Company entered into a separation agreement with Mr. Fattig, that superceded his letter agreement, in which the Company agreed to pay Mr. Fattig a severance payment equal to six months of his base salary.

         In August 1999, the Company entered into a separation agreement with James T. Holder pursuant to which the Company agreed to make a severance payment to Mr. Holder of an amount equal to six months of his base salary. Mr. Holder also agreed to provide legal and consulting services to the Company on an "as needed" basis following his resignation from the Company.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding options granted to the named executive officers during fiscal 1999 pursuant to the Company's Stock Option Plans:

                         Individual Grants
                     --------------------------
                      Number of        % of                            Potential Realizable
                     Securities        Total                             Value at Assumed
                     Underlying       Options      Exercise               Rates of Stock
                       Options      Granted to     or Base              Price Appreciation
                       Granted      Employees in    Price   Expiration  for Option Term (1)
Name                     (#)        Fiscal Year   ($/Share)    Date        5%($) 10%($)
--------------------------------------------------------------------------------------------
Daniel J. Dorsch     100,000         17.79%        $1.2812    12/14/09       80,574 204,190

(1) The 5% and 10% assumed annual rates of stock price appreciated are provided in compliance with Regulation S-K under the Exchange Act. The Company does not necessarily believe that these appreciation calculations are indicated of actual future stock options values or that the price of the Company common stock will appreciate at such rates.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

         Set forth below is information with respect to the Company's options exercised by the named executive officers during fiscal 1999 and the number and value of unexercised stock options held by such executives at the end of the fiscal year.

                                                       NUMBER OF               VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                                      AT FY-END (#)               AT FY-END (1)
                SHARES ACQUIRED     VALUE       -------------------------------------------------------
NAME            ON EXERCISE (#)    REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------------------------------------------------
Daniel J. Dorsch         0            0              100,000/0                       $84,380$0
James J. Gillespie       0            0               47,029/0                           $0/$0
Harvey Fattig            0            0               11,263/0                           $0/$0
James T. Holder          0            0               20,893/0                           $0/$0
David Miller             0            0           10,994/5,322                           $0/$0
Steven Cohen             0            0           7,213/14,424                           $0/$0
Wendy Beck               0            0            6,680/6,433                           $0/$0

(1) Based upon the difference between the exercise price and the closing price of Checkers Common Stock as reported on the NASDAQ National Market on January 3, 2000 of $2.125

                      REPORT OF THE COMPENSATION COMMITTEE

         The following report was prepared by the members of the Company's Compensation Committee at the end of fiscal year 1999.

         Annual compensation for all the executive officers of the Company is determined by the Compensation Committee of the Company's Board of Directors, subject to the terms of any applicable employment agreement negotiated between an officer and the Company. During fiscal year 1999, annual compensation was set with the intent of reasonably compensating the executive officers of the Company, including the Chief Executive Officer, in line with industry norms, based upon the Committee members' subjective evaluation of each officer and their respective assigned responsibilities and individual performance. The Committee also considered growth of the Company, earnings of the Company and increases in the cost of living.

         During fiscal 1999, awards of stock options under the Company's 1991 Stock Option Plan to all executive officers, including the Chief Executive Officer, and other employees of the Company were made at the discretion of the members of the Stock Option Committee (although options granted to the Chief Executive Officer were approved by the full Board) pursuant to the terms of the Plan. In determining awards under the Plan, the Stock Option Committee made a subjective evaluation of individual responsibilities, past and anticipated potential individual productivity and performance and past and anticipated contributions to the profitability of the Company, both direct and indirect. The Stock Option Committee did not give particular weight to a specific factor or use a formula in determining awards under the Plan. While not required under the terms of the Plan, all existing stock options were granted with an exercise price at least equal to the market value of the stock at the time of the grant and generally included vesting periods which the Stock Option Committee believed would encourage the employee to remain with the Company. The benefits derived from each stock option granted under the Plan is directly attributable to a future increase in the value of the Company's Common Stock.

         Effective December 14, 1999, Daniel J. Dorsch became President and Chief Executive Officer of the Company. In addition, Mr. Dorsch was elected as a Director of the Company in December 1999. Mr. Dorsch is eligible to participate in the same executive compensation plans available to the Company's other senior executives. Pursuant to the terms of his employment agreement, Mr. Dorsch's salary is $200,000 per year. In determining Mr. Dorsch's compensation for 1999 as provided in his employment agreement, the Compensation Committee applied the policies described above and considered other factors as well, such as Mr. Dorsch's previous work experience and positions of responsibility and authority. The Committee also determined to grant him options to purchase 100,000 shares of Common Stock.

         James J. Gillespie served as the Company's Chief Executive Officer until November 1999 and, prior to August 1999, as the Chief Executive Officer of both the Company and Rally's Hamburgers, Inc. Rally's was merged with and into the Company effective August 9, 1999. Payments that Mr. Gillespie has received in connection with his resignation are described under the heading "Employment Agreements." The Compensation Committee's actions taken with respect to Mr. Gillespie's resignation reflect the Committee's reasonable judgment of Mr. Gillespie's service and position with the Company since November 1997.

         The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for the purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1 million limit per officer. The Company's 1991 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.


                                                  COMPENSATION COMMITTEE MEMBERS

                                                            William P. Foley, II
                                                                 Willie D. Davis
                                                                 Peter C. O'Hara

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   AMONG CHECKERS DRIVE-IN RESTAURANTS, INC.,
                    S&P 500 INDEX AND S&P RESTAURANT INDEX**


                                  [CHART]


         * Total return assumes reinvestment of any dividends for all companies considered within the comparison and is adjusted for a one-for-12 reverse stock split of the Company's Common Stock in August 1999.

         ** The Standard and Poor's Restaurant Index includes McDonald's Corporation and Wendy's International, Inc. among others.

         The foregoing graph assumes $100 invested on December 30, 1994, in the Company, the S&P 500 Index and the S&P Restaurant Index.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is responsible for executive compensation decisions. The Committee was comprised of Messrs. Foley and McKee through August 1999 at which time a new Committee was elected comprised of Messrs. Foley, Davis and O'Hara. Mr. Foley is Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc. ("Fidelity") and Chairman of the Board of both Santa Barbara Restaurant Group, Inc. and CKE Restaurants, Inc. ("CKE"), which, as of August 18,

2000, beneficially owned approximately 3.8%, 3.0%, and 19.0%, respectively, of the outstanding shares, or warrants to purchase shares, of the Company's Common Stock.

         On November 22, 1996, the Company entered into an Amended and Restated Credit Agreement (the "Restated Credit Agreement") with CKE, as agent of the various lenders named therein (the "Lenders"). The Lenders include CKE, Fidelity, C. Thomas Thompson, William R. Foley, Burt Sugarman and KCC Delaware Company, a wholly owned subsidiary of GIANT GROUP, LTD. Pursuant to the Restated Credit Agreement, the Company's primary debt aggregating approximately $35.8 million principal amount, which had been acquired by the Lenders on November 14, 1996, was restructured by, among other things, extending its maturity by one year to July 31, 1999, fixing the interest rate at 13.0% per annum, eliminating or relaxing certain covenants, delaying scheduled principal payments until May 19, 1997 and eliminating $6.0 million in restructuring fees and charges. In connection with the restructuring, the Company issued to the Lenders warrants to purchase an aggregate of 20 million shares of Common Stock at an exercise price of $0.75 per share, the approximate market price of the Common Stock on the day prior to the announcement of the acquisition of the Company's debt by the Lenders. The Lenders specified above received warrants in the following amounts: CKE, 7,350,428; Fidelity, 2,108,262; C. Thomas Thompson, 28,490; William P. Foley, II, 854,700; Burt Sugarman, 712,250; and KCC Delaware Company, 2,849,002. The Lenders also received certain piggyback and demand registration rights with respect to the shares of Common Stock underlying their warrants.

         On December 1, 1998, the Company entered into two lease agreements, which have been recorded as obligations under capital lease, with Granite Financial, Inc. (a wholly owned subsidiary of Fidelity), whereby the Company leased $659,000 of security equipment for its restaurants in the aggregate. The first lease agreement is payable monthly at approximately $13,000 including effective interest at 13.08%. The second lease is payable at approximately $9,000, including effective interest at 10.90%. Both of these leases have terms of three years.

         Prior to the merger of Rally's Hamburgers, Inc. and the Company in August 1999, the Company and Rally's were parties to a management services agreement pursuant to which the Company provided key services to Rally's, including executive management, financial planning and accounting, franchise support, purchasing and human resources. In addition, the Company and Rally's shared certain of their executive officers, including the Chief Executive Officer and the Chief Operating Officer. The total cost of the services provided by the Company to Rally's in 1999 was $4.7 million.

         The Company and Santa Barbara Restaurant Group, Inc. share certain officers and directors. During 1999, the Company paid Santa Barbara Restaurant Group, Inc. $104,408 for salary payments made by Santa Barbara Restaurant Group, Inc. to certain officers on behalf of the Company.

         On August 5, 1999, the Company entered into a Purchasing Services Agreement with CKE Restaurants, Inc. pursuant to which the parties agreed to cooperate with one another for purposes of gaining pricing discounts in connection with the Company's purchasing of food and supplies from outside vendors.

         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, a law firm in which Mr. Christensen is a named partner, performed legal services for the Company during 1999 and will perform legal services for the Company in 2000. Such services relate to the defense of certain litigation, compliance with securities laws and other business matters.

                                 PROPOSAL NO. 2

          APPROVAL OF AMENDMENT OF THE COMPANY'S 1991 STOCK OPTION PLAN

DESCRIPTION OF THE AMENDMENT

         The Board of Directors of the Company adopted and the stockholders approved, the Company's 1991 Stock Option Plan (the "Plan"). The Plan enhances the Company's ability to attract and retain the services of competent executive personnel, key employees and employee directors of the Company or its affiliates and provides an incentive to all such personnel, employees and employee directors to devote their utmost effort and skill to advancement and betterment of the Company.

         The Board of Directors, or the Stock Option Committee, administers the Plan (the "Committee"). The Committee has the full power and authority to interpret the Plan, select the recipients of options and purchase rights, determine and authorize the type, terms and conditions of, including vesting provisions, grants under the Plan, and adopt, amend and rescind rules relating to the Plan.

         Stockholders had previously approved the issuance of up to 9,500,000 shares of stock for option grants under the Plan; however, such allocation was reduced to 791,667 shares in conjunction with the one-for-12 reverse split of the Company's Common Stock which occurred in August 1999. In June 2000, option grants of 325,229 shares were made to certain officers and key employees in excess of the 791,667 share limit. These excess option grants were conditioned upon the ratification by, and approval of, the Company's stockholders. If approved by the Company's stockholders, the Plan will be amended to increase the maximum number of shares available under the Plan from 791,667 shares to 1,500,000 shares. This increase in the number of shares available under the Plan will cover the options that have already been granted and that are discussed below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE 1991 OPTION PLAN.

DESCRIPTION OF THE 1991 OPTION PLAN

         The Committee has sole discretion to determine the employees to receive options under the 1991 Option Plan and the timing and amount of options granted under the 1991 Option Plan. The Committee may grant options pursuant to the 1991 Option Plan which are intended to meet the requirements of incentive stock options "ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("IRC"), or options not intended to be ISOs ("Non-Qualified Options"). In addition, the Company may issue stock appreciation rights ("SARs") pursuant to the 1991 Option Plan. SARs are issued in tandem with options and require the payment upon exercise of an amount equal to the strike price of the option and the fair market value of the stock on the date of exercise. Such payment can be made by the Company in either cash or stock. The Committee has the discretion to determine the exercise price of any option, although in the case of an ISO the price may not be less than 100% of the fair market value of the Common Stock at the time of grant, as determined by the closing price of the Common Stock on the NASDAQ National Market on such date. Shares subject to, but not delivered under an option terminating or expiring for any reason prior to its exercise in full are available for the grant of future options under the 1991 Option Plan.

         The total number of shares with respect to which options may be granted to any employee during any one fiscal year may not exceed 300,000 shares. As to ISOs, the IRC limits the maximum aggregate value of the Common Stock for which ISOs may become exercisable in any one calendar year to $100,000 for any employee. The term of an ISO is determined by the Committee, but may not exceed ten years from the date of grant. An ISO must be exercised by an employee either during employment or within three months of termination of employment. No ISO may be granted to any employee who immediately after the granting of such ISO would own more than 10% of the issued and outstanding Common Stock ("10% Stockholder"), unless the exercise price of the ISO is at least 110% of the fair market value of the Common Stock at the time of such grant and the ISO is not exercisable after five years from the date of such grant.

         In the event any change is made in the Company's capitalization that results from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares or any similar change affecting the Common Stock, appropriate adjustment, as determined by the Committee, will be made in the exercise price and in the number and class of shares subject to the option.

         The Board of Directors may amend or terminate the 1991 Option Plan from time to time in such respects as the Board may deem advisable; provided that the Board may not: (i) increase the number of shares subject to the 1991 Option Plan without stockholder approval; (ii) materially modify the requirements as to eligibility for participation; or (iii) materially increase the benefits accruing to participants under the 1991 Option Plan.

         An optionee who is granted an ISO generally will not recognize taxable income either upon the grant or the exercise of an ISO, although the exercise may be subject to the alternative minimum tax as the difference between the fair market value of the Common Stock at the time of exercise and the exercise price is a tax preference item. No deduction will ordinarily be available to the Company as a result of the grant or exercise of ISOs. Upon the sale or exchange of the shares underlying an ISO more than two years after the date of grant and one year after the date of exercise, the optionee will recognize capital gain (or loss) in the amount by which the sale price exceeds (or is less than) the adjusted basis of the shares. Such gain (or loss) will be long-term gain (or loss) if the shares are held for more than 12 months from the date of exercise. If the shares are sold prior to the end of the holding period discussed above, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares.

         An optionee granted Non-Qualified Options is not subject to many of the restrictions involving ISOs. An optionee will not recognize any taxable income at the grant of the Non-Qualified Option, but will generally realize ordinary income for federal income tax purposes at the time of exercise of such option equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. Any taxable income recognized in connection with a Non-Qualified Option exercised by an optionee who is an employee of the Company will be subject to tax withholding. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending upon the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a Non-Qualified Option.

         The foregoing is only a summary of certain effects of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1991 Option Plan, does not purport to be complete and does not discuss the tax consequences of the optionee's death or the income tax laws of any local, state or foreign jurisdiction in which any optionee may reside.

AMENDED PLAN BENEFITS

         The following table sets forth certain information with respect to the 325,229 stock options granted pursuant to the 1991 Option Plan, which are in excess of the amount of options currently available under the Plan to: (i) the Named Executive Officers; (ii) all current executive officers as a group; and (iii) all non-Executive Officer employees as a group. The options shown below are not necessarily indicative of the number of options that may be granted in the future.


NAME OR GROUP                                             GRANT PRICE (1)               NUMBER OF OPTIONS
-------------                                             ---------------               -----------------
Daniel J. Dorsch                                                $2.12                     75,000
David Miller                                                    $2.12                     35,000
Steve Cohen                                                     $2.12                     15,000
Wendy Beck                                                      $2.12                     15,000
Executive Officers as a Group (3 persons)                       $2.12                    100,000(2)
Non-Executive Officer Employees as a
   Group (6 persons)                                            $2.12                     85,229

---------------------

(1) Based upon the closing price of the Common Stock of $2.12 as reported on the NASDAQ National Market on June 1, 2000, the grant date.

(2)      Excludes options granted to Named Executive Officers (Miller, Cohen and
         Beck) which are listed separately.

                                   PROPOSAL 3

      RATIFICATION AND APPROVAL OF AMENDMENT TO CHECKERS STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

GENERAL

         Checkers' 1994 stock option plan for non-employee directors was originally adopted by the Checkers board in 1994 and approved by the Checkers stockholders at their 1995 annual meeting. We believe that the issuance of options under the directors' plan has been of substantial value in facilitating our efforts to attract and retain qualified persons to serve as directors. By providing directors with an opportunity to acquire an ownership interest in Checkers, we believe the directors' plan also accomplishes the purpose of more closely aligning the interests of directors and stockholders. The directors' plan was originally structured as an "automatic grant" plan whereby eligible directors were automatically granted a set number of options upon becoming directors and annually thereafter. This structure was adopted in order to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 in effect at the time the directors' plan was adopted. Rule 16b-3 has since been amended, and directors may receive grants of options that are not automatic and still receive the benefits of Rule 16b-3.

         Adoption of this proposal would ratify and approve: (i) a special one-time grant of options, which the Checkers Board approved on April 10, 2000, of 50,000 shares to Messrs. Christensen, Davis, Gotterer, Maggard, McKee, Puzder, Sugarman and Thompson, 25,000 shares to Mr. O'Hara (Vice Chairman) and 125,000 shares to Mr. Foley (Chairman); and (ii) an amendment to the directors' plan permitting the Board of Directors, in its sole discretion, to make additional discretionary grants under the plan. The amendment will not affect the automatic option grants under the directors' plan. Therefore, eligible directors will continue to receive automatic option grants, as described below, on an annual basis.

DESCRIPTION OF THE DIRECTORS' PLAN

         There are 5,000,000 shares of Checkers common stock authorized for the grant of options under the directors' plan. Shares subject to options will be authorized but unissued shares of Checkers common stock and may include treasury shares. Shares subject to options which expire or are canceled will be available for future grants under the directors' plan.

         The directors' plan is administered by the Checkers board or a board committee consisting of at least two members selected by, and serving at the pleasure of, the Checkers board. The committee has the discretion to adopt rules and regulations and to impose conditions upon the exercise of the options which it deems appropriate to administer the directors' plan which are not inconsistent with its terms. "Non-employee directors" are eligible to participate in the directors' plan. There are currently 10 non-employee directors. Non-employee directors are members of the Checkers board who are not employed by Checkers or any of its subsidiaries and have not been so employed for at least the last year. The term of the plan is ten years, commencing July 26, 1994. No options may be granted after July 26, 2004, but the exercise periods of previously granted options may extend beyond that date.

         Each non-employee director serving on the Checkers board as of July 26, 1994 received options to purchase 12,000 shares. Each new non-employee director elected or appointed subsequent to that date also received options to purchase 12,000 shares. Previously, each non-employee director had received additional options to purchase 3,000 shares of Checkers common stock on the first day of each fiscal year. Pursuant to an amendment to the plan in August 1997, each new non-employee director receives options for 8,333 shares when elected or appointed and options for 1,667 shares at the beginning of each fiscal year. A special one-time grant of options to purchase 25,000 shares of Checkers common stock was made to each person who was a non-employee director both before and after the 1997 annual meeting of stockholders. In addition, after the merger acquisition of Rally's Hamburgers, Inc. and a one-for-12 reverse stock split in August 1999, Checkers granted options to purchase 40,000 shares of Checkers common stock to the Chairman of the Board, 20,000 shares to the Vice Chairman of the Board and 10,000 shares to each other non-employee director.

         The exercise price of each option is the closing price of Checkers common stock as reported on the NASDAQ National Market system or other established securities exchange on the date of the grant. Options expire ten years after the date of the grant. For options granted prior to the August 1997 amendment to the plan, one-fifth of the options initially granted became exercisable each year, and one-third of the options received annually became exercisable each year. Options granted on or after the August 1997 amendment become exercisable immediately upon grant. Options are exercisable whether or not the non-employee director is, at the time of exercise, an eligible member of the Checkers board, unless the non-employee director is removed for cause. In the event of the death of a non-employee director, options may be exercised by his or her estate. The purchase price for all options is payable in full upon exercise and may be paid in cash or in Checkers common stock or in a combination of cash and common stock, at the optionee's election. Options may not be transferred or assigned except upon the death of the optionee.

         The Checkers board may discontinue, amend, alter or suspend the plan at any time, except that stockholder approval is required for any amendment required to be approved by Rule 16b-3 under the Exchange Act. In addition, provisions of the plan related to eligibility and participation may not be amended more than once every six months, except to comport with changes in the Internal Revenue Code and regulations.

         A holder of an option granted under the plan does not realize taxable income when the holder receives a grant of options. Checkers may not claim a tax deduction in connection with these grants. When an optionee exercises an option, he will be deemed to have received taxable income in an amount equal to the difference between the market value of the underlying Checkers common stock on the date of exercise and the exercise price. The income realized will be subject to withholding. Checkers may claim a tax deduction with respect to the withholding. When an optionee sells stock acquired by the exercise of an option and held for more than one year following the date of exercise, the gain or loss (equal to the difference between the sale price and the market value on the date of exercise) will be taxed at long term capital gain or loss rates. If the stock was held for one year or less, the gain or loss will be treated as short term capital gain or loss. If and to the extent that the exercise price is paid with shares of Checkers common stock, the optionee will not realize any income as a result, but his unrealized appreciation in the stock tendered will be excluded from his basis in the stock acquired.

         On April 10, 2000, pursuant to the recommendation of the Stock Option Committee, the Board of Directors approved the grant of options to purchase a total of 550,000 shares of Common Stock to Checkers non-employee directors, as set forth in the following table.

                                OPTION GRANTS TO
                             NON-EMPLOYEE DIRECTORS


NAME                                                  GRANT PRICE ($)(1)              NUMBER OF OPTIONS
----                                                  ------------------              -----------------
William P. Foley                                      $1.93                              125,000
Andrew F. Puzder                                      $1.93                               50,000
Terry N. Christensen                                  $1.93                               50,000
Willie D. Davis                                       $1.93                               50,000
David Gotterer                                        $1.93                               50,000
Ronald B. Maggard                                     $1.93                               50,000
Clarence McKee                                        $1.93                               50,000
Burt Sugarman                                         $1.93                               50,000
C. Thomas Thompson                                    $1.93                               50,000
Peter C. O'Hara                                       $1.93                               25,000

------------------
(1) Based on the closing price of the Common Stock of $1.93 as reported on the NASDAQ National Market on April 10, 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S NON-EMPLOYEE DIRECTORS.

                                 PROPOSAL NO. 4

                   RATIFICATION AND APPROVAL OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Company has engaged the firm of KPMG Peat Marwick LLP, independent certified public accountants, to report upon the financial statements included in the Annual Report submitted herewith. A representative from said firm will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance. The Company has appointed KPMG Peat Marwick LLP to report upon its financial statements for the fiscal year ending January 1, 2001, subject to ratification of such appointment by the stockholders at the Meeting. Stockholder ratification of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

                                 OTHER BUSINESS

         Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                    PRESENTATION AT THE 2001 ANNUAL MEETING

         The Board of Directors requests that any stockholder proposals intended for presentation at the 2001 Annual Meeting be submitted to Andrew
D. Simons, Secretary, in writing no later than April 27, 2001, for consideration for inclusion in the Company's proxy materials for such meeting.

         The Company's By-Laws require certain advance notice to the Company of any nominations by stockholders of persons to stand for election as directors at stockholders' meetings. Notice of director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting us given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

         A stockholder's notice with respect to a director nomination must set forth (i) certain information about the nominee, (ii) the consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made, (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (vii) certain other information.

         The complete By-Law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 2000, AS AMENDED, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AND THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 19, 2000. WRITTEN REQUESTS, ACCOMPANIED BY A GOOD FAITH REPRESENTATION THAT, AS OF AUGUST 24, 2000, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK, SHOULD BE DIRECTED TO CHECKERS DRIVE-IN RESTAURANTS, INC., 14255 49th STREET NORTH, BUILDING 1, CLEARWATER, FLORIDA 33762, ATTENTION: CORPORATE SECRETARY.

                                          By Order of the Board of Directors,

                                          /s/ Andrew D. Simons
                                           ANDREW D. SIMONS
                                             Secretary

Dated: August 25, 2000

                                      PROXY
                      CHECKERS DRIVE-IN RESTAURANTS, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF STOCKHOLDERS - SEPTEMBER 15, 2000

         The undersigned hereby appoints___________________________, and each of them, proxies with full power of substitution, for and in the name of the undersigned to vote all shares of Common Stock of Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company"), that the undersigned would be entitled to vote at the Company's 2000 Annual Meeting of Stockholders to be held on September 15, 2000 (the "Meeting"), and at any adjournments thereof, upon the matters set forth in the Notice of the Meeting as stated hereon, hereby revoking any proxy heretofore given. In their discretion, the proxies are further authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

         The undersigned acknowledges receipt of the Notice of the Meeting and the accompanying Proxy Statement, Annual Report and Form 10-Q.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

A  /X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


            THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4

                                                         WITHOLD
                                     FOR THE              AUTHORITY
                                    NOMINEES            (TO VOTE FOR
                                LISTED TO THE RIGHT   NOMINEES DESIGNATED)

1.  Election of Directors at Right.    /  /               /  /

For, except vote withheld from the following nominee(s):

__________________________________________

NOMINEES:

David Gotterer
Ronald B. Maggard
Burt Sugarmen

                                                         FOR   AGAINST  ABSTAIN
2.  Ratify and approve the amendment to the Company's
    1991 Employee Stock Option Plan.                       / /    / /    / /

3.  To ratify and approve an amendment to the Company's
    1994 Plan for Non-Employee Directors                   / /    / /    / /

4.  Ratify and approve the appointment of KPMG Peat
    Marwick LLP as independent auditors.                   / /    / /    / /

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ABOVE, FOR APPROVAL OF THE PROPOSALS SET FORTH ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

              PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE


SIGNATURE____________ DATE:___________SIGNATURE_____________ DATE:___________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.